Exhibit 3.1(i)
REPUBLIC OF THE PHILIPPINES
SECURITIES AND EXCHANGE COMMISSION
SEC Building, EDSA, Greenhills
City of Mandaluyong, Metro Manila
Company Reg. No. A200002674
CERTIFICATE OF FILING
OF
AMENDED ARTICLES OF INCORPORATION
KNOW ALL PERSONS BY THESE PRESENTS:
     THIS IS TO CERTIFY that the amended articles of incorporation of the
eTelecare Global Solutions, Inc.
( Amending Article VII thereof )
copy annexed. adopted on June 27, 2007 by a majority vote of the Board of Directors and on August 17, 2007 by the vote of the stockholders owning or representing at least two-thirds of the outstanding capital stock and certified under oath by the Secretary and a majority of the Board of Directors of the corporation was approved by the Commission on this date pursuant to the provision of Section 16 of the Corporation Code of the Philippines, Batas Pambansa Blg. 68, approved on May 1, 1980 and copies thereof are filed with the Commission.
     Unless this corporation obtains or already has obtained the appropriate Secondary License from this Commission, this Certificate does not authorize it to undertake business activities requiring a Secondary License from this Commission such as, but not limited to acting as: broker or dealer in securities, government securities eligible dealer (GSED), investment adviser of an investment company, close-end or open-end investment company, investment house, transfer agent, commodity/financial futures exchange/broker/merchant, financing company, pre-need plan issuer, general agent in pre-need plans and time shares/dab shares/membership certificates issuers or selling agents thereof. Neither does this Certificate constitute as permit to undertake activities for which other government agencies require a license or permit.
     IN WITNESS WHEREOF, I have hereunto set my hand and caused the seal of this Commission to be affixed at Mandaluyong City, Metro Manila, Philippines, this 3rd day of September, Two Thousand Seven.

/s/ Benito A. Cataran
BENITO A. CATARAN
Director
Company Registration and Monitoring Department

AMENDED ARTICLES OF INCORPORATION
OF
eTELECARE GLOBAL SOLUTIONS, INC.
(formerly E-TELECARE INTERNATIONAL, INC.)
Know All Men By These Presents;
     The undersigned incorporators, all of legal age and majority of whom are residents of the Philippines, have this day voluntarily agreed to form a stock corporation under the laws of the Republic of the Philippines.
THAT WE HEREBY CERTIFY:

FIRST:	That the name of this Corporation shall be:
eTelecare Global Solutions, Inc.
(as amended on December 15, 2004)
SECOND:
A.	That the primary purpose of this Corporation is to develop and operate a call center business, which is defined as the provision of customer relationship management services through various media including, but not limited to, telephone, facsimile, e-mail, web chat and Voice-over Internet (VOIP), and any and all allied or related business.

B.	That the Corporation shall have all the express powers of a corporation as provided for under Section 36 of the Corporation Code of the Philippines.

THIRD:	That the place where the principal office of the Corporation is to be established is at Metro, Manila, Philippines.

FOURTH:	That the term for which the Corporation is to exist is fifty (50) years from and after the date of issuance of the certificate of incorporation.

FIFTH:	That the names, nationalities, and residences of the incorporators are as follows:

Name	Nationality	Residence

Alfredo L Ayala	American

Ernest L. Cu	Filipino

James Franke	American

Francis P. Hernando	Filipino

Robert C. Cabato	Filipino

SIXTH:	That the number of Directors of the Corporation shall be seven (7), and the names, nationalities and residences of the first directors of the Corporation are as follows: (As amended on September 12, 2003, August 17, 2005 and December 20, 2006)

*vacant
Ernest L. Cu	Filipino

Leonardo B. Alejandrino	Filipino

*vacant
Francis P. Hernando	Filipino

*to be filled up by qualified Directors

SEVENTH:	That the authorized capital stock of the Corporation is One Hundred Thirty Million Pesos (P130,000,000), divided into Sixty Five Million (65,000,000) common shares with par value of Two Pesos (P2.00) per share. (As amended on January 1, 2003; November 12, 3003; on June 27, 2007 by the Board of Directors and ratified by the stockholders on August 17. 2007)

No stockholder of the Corporation shall have any preemptive or preferential right to subscribe to, purchase or otherwise acquire any class of shares of stock of the Corporation, or any other securities convertible into shares of stock, issued or sold by the Corporation. (amendment approved by the board of directors on October 1, 2006 and by the stockholders on November 13, 2006)

EIGHTH:	That the subscriber to the capital stock and the amount paid-up on their subscriptions are as follows:

Name	Nationality	No. of Shares	Amount Subscribed	Amount Subscribed	Premium Paid
SPI Technologies,	a Filipino corp. with	6,799,995	P6,799,995	P6,799,995	P68,026,440
Inc.	71.93% foreign equity
James Franke	American	150,000	150,000	150,000	1,350,000
Derek Holley	American	150,000	150,000	150,000	1,350,000
International Call	American	200,000	200,000	200,000	1,973,560
Center Holdings, LLC
Alfredo I. Ayala	Filipino	1	1	1	—
Ernest L. Cu	Filipino	1	1	1	—
Leonardo B. Alejandrino	Filipino	1	1	1	—
Francis P. Hernando	Filipino	1	1	1	—
Robert C. Cabato	Filipino	1	1	1	—
TOTAL		P7,300,000	P7,300,000	P7,300,000	P72,700,000

NINTH:	That Francis P. Hernando has been elected by the subscribers as treasurer of the Corporation to act as such until his successor is duly elected and qualified in accordance with by-laws; and that as such Treasurer, he has been authorized to receive for and in the name and for the benefit of the Corporation, all subscriptions paid in the subscriber. (As amended on September 12, 2003)

TENTH:	That the Corporation manifests its willingness to change its corporate name in the event another person, firm or entity has acquired a prior right to use the said firm name or one deceptively or confusing similar to it. (As amended on September 12, 2003)
     IN WITNESS WHEREOF, we have set our hands this 28th day of January 2000 at Quezon City.

(original signed) ALFREDO I. AYALA	(original signed) ERNEST L. CU

(original signed) JAMES FRANKE	(original signed) FRANCIS P. HERNANDO
(original signed)
ROBERTO C. CABATO

CERTIFICATE OF AMENDMENT
OF THE ARTICLES OF INCORPORATION OF
eTELECARE GLOBAL SOLUTIONS, INC.
KNOW ALL MEN BY THESE PRESENTS:
     The undersigned members of the Board of Directors and Corporate Secretary of eTELECARE GLOBAL SOLUTIONS, INC. (the “Corporation”) hereby certify that the accompanying copy of the Amended Articles of Incorporation of the Corporation, with the underscored amendment to the Seventh Article thereof to increase the par value of the common shares of stock of the Corporation from One Peso (Phpl.00) to Two Pesos (Php2.00) per share and correspondingly decrease the common shares comprising the authorized capital stock of the Corporation from 130,000,000 shares to 65,000,000 common shares, is true and correct and was duly approved by the Board of Directors of the Corporation at their duly constituted meeting held on June 27, 2007 and was ratified by the stockholders owning or representing at least two-thirds of the subscribed and outstanding capital stock of the said Corporation at a duly constituted meeting called for the said purpose on August 17, 2007 in Makati City, Metro Manila.
     IN WITNESS WHEREOF, we have hereunto signed these presents on this day of 21 of August 2007.

/s/ John Harris	/s/ John-Paul Ho
JOHN HARRIS	JOHN-PAUL HO
Director	Director

/s/ Rafael Reyes
RAFAEL REYES
Director

/s/ Richard Hamlin	/s/ Gary Fernandes
RICHARD HAMLIN	GARY FERNANDES
Director	Director

/s/ Alfredo Ayala	/s/ Gemma M. Santos
ALFREDO AYALA	GEMMA M. SANTOS
Chairman	Corporate Secretary